Generac Reports First Quarter 2011 Results
Strong sales growth for Commercial & Industrial products and continued confidence in cash flow generation allow for further debt pre-payment.

WAUKESHA, WISCONSIN, (May 5, 2011) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of backup power generation products, today reported financial results for its first quarter ended March 31, 2011.

Highlights -

•	Total net sales decreased year-over-year by 5.2% to $124.0 million as compared to $130.7 million in the first quarter of 2010.
-	Continued strength in Commercial & Industrial product sales with 15.6% year-over-year growth.
-	Difficult prior year comparisons with regards to severe power outages, resulting in 17.6% year-over-year reduction in Residential product sales.

•
Net income increased year-over-year to $4.8 million as compared to $2.5 million for the first quarter of 2010; Adjusted net income decreased 15.0% to $17.1 million from $20.2 million in the first quarter of 2010.

•
Diluted net income per common share was $0.07 in the first quarter of 2011; Adjusted diluted net income per common share was $0.25 in the first quarter of 2011.  Prior year earnings per share results are not comparable given our equity structure change in connection with our initial public offering (IPO) in February 2010.

•
Continued disciplined capital allocation, including a $24.7 million debt pre-payment in April 2011. Over the last five months, we have pre-paid approximately $100 million of debt, bringing our total debt pay-down since our IPO to $459 million.

•	Company remains optimistic about achieving moderate year-over-year sales growth overall in 2011.

“Our first quarter 2011 results were impacted by headwinds in our residential markets, partially offset by improving demand in our Commercial & Industrial markets,” said Aaron Jagdfeld, President and Chief Executive Officer of Generac. “We continue to see strong year-over-year growth in our Commercial & Industrial (C&I) products. We have been able to improve our closure rates on sales of C&I products by offering cost effective, innovative back-up power solutions that continue to be adopted by specifying engineering firms and our national account customers. As capital spending for commercial projects further improves, we believe that demand for our C&I products will show continued strength.”

“For our Residential product sales, the first quarter of 2011 was challenging given difficult prior year comparables with regards to severe power outages. The prior year first quarter had more severe power outage events as compared with the current year first quarter, impacting year-over-year sales growth for our lower kilowatt portable generators. Additionally, as mentioned last quarter, we saw an increase in seasonal stocking in the fourth quarter of 2010 by certain distribution partners in anticipation of an active winter storm season, which had a residual effect on first quarter 2011 residential generator sales. While the environment for U.S. residential investment continues to be challenging, we believe year-over-year sales trends for our residential products will accelerate from current levels as we execute on our growth initiatives. We are excited about our new licensing arrangement with Honeywell and the launch of our new line of power washers, both of which began shipping late in the first quarter of 2011.”

“As we look forward, we are committed to our strategic growth initiatives and are confident in the strong cash flow generation of the business, which allowed us to pre-pay another $24.7 million of term loan debt in April 2011. Our disciplined capital allocation has strengthened our balance sheet, affording us the ability to invest in future growth.”

Commercial & Industrial product sales for the first quarter of 2011 increased 15.6% to $44.3 million from $38.3 million for the comparable period in 2010, driven by strong shipments to industrial national account customers and strong demand for our larger industrial systems which benefit from innovative features and value price points. As our national account customers increase capital spending and contractors look to reduce the cost of their projects, Generac has been able to capitalize on these opportunities with our broad C&I product offering and dedicated customer service.

Residential product sales of $69.2 million for the first quarter of 2011 decreased 17.6% compared to $84.0 million in the first quarter of 2010. The majority of this year-over-year sales decline is attributable to a decline in portable generator sales as a result of less severe power outages versus prior year. To a lesser extent, home standby generator sales declined versus prior year due to higher levels of inventory in the channel coming into the year versus prior year.

Gross profit margin for the first quarter 2011 decreased to 38.1% from 39.3% in the same period last year, which was primarily attributable to increased commodity and material costs. We expect that selective price increases implemented during the first quarter of 2011 will begin to be fully realized during the second quarter as we work through quotes, backlog and pricing resets throughout our distribution channels.

Operating expenses for the first quarter of 2011 were essentially flat in comparison with the first quarter of 2010 at $36.0 million. Additional non-cash stock compensation expense of $0.8 million was offset by a $1.0 million reduction in amortization of intangibles. The remaining nominal year-over-year increase in operating expenses was primarily driven by additional infrastructure added to support the long-term strategic growth of the Company.

Adjusted EBITDA of $27.5 million in the first quarter 2011 decreased from $31.8 million in the same period last year as a result of the previously mentioned sales and margin declines.

Interest expense decreased in the first quarter of 2011 to $6.0 million, compared to $8.5 million in the same period last year, contributing to our improved net income compared to prior year. The decline in interest expense is attributable to the debt pre-payments that were made during 2010 that further decreased the leverage of the Company.

Net income for the first quarter 2011 increased to $4.8 million, compared to $2.5 million for the first quarter of 2010.  Included in prior year net income was a $4.2 million non-cash write-off of deferred financing costs associated with debt pre-payments in the first quarter of 2010. Adjusted net income as defined in the accompanying reconciliation schedules, which excludes this write-off of deferred financing costs, decreased 15.0% to $17.1 million in the first quarter of 2011 compared to $20.2 million in the prior year.

Net cash provided by operating activities was $12.7 million in the first quarter of 2011, which was $5.8 million lower than the same period last year, as reduced profitability and increased working capital needs were partially offset by reduced cash interest paid during the current year quarter.  From a seasonality standpoint, the first quarter of the year is typically the low point with regards to net sales and cash flows.

OUTLOOK

Mr. Jagdfeld continued, “As we stated last quarter, we remain optimistic that we can deliver moderate total sales growth overall in 2011 while maintaining attractive gross margins and continuing to invest prudently in our operating infrastructure to support our long-term strategic growth plans. Given first quarter 2011 results, we are seeing a sales mix shift towards more C&I products which we believe will continue throughout 2011. Given the headwinds experienced in our residential markets in the first quarter of 2011, assuming no U.S. residential investment recovery in 2011, and assuming no major power outage events in 2011, we anticipate that Residential product sales will be roughly flat with prior year for the remaining three quarters of 2011 and C&I product sales will continue double-digit year-over-year growth.”

“From a margin standpoint, we expect higher commodity costs and the weaker U.S. dollar to continue to modestly impact margins. We have implemented price increases and cost reductions that we believe will mostly offset these higher input costs, realization of which will begin in Q2 and Q3, respectively. Additionally, we anticipate that the expected sales mix shift towards C&I products will have a slight unfavorable impact on our overall margins. Even with these margin challenges, we believe that we will still be able to deliver best-in-class EBITDA margins given our advantaged operating model.”

“Looking forward, we expect to generate significant free cash flow in 2011 given our attractive margins, asset-light model, favorable tax attributes and low cost debt structure. This cash flow will continue to provide us operational flexibility and allow us to focus on our strategic initiatives to propel the future growth of the Company.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00am EDT on Thursday, May 5, 2011 to discuss highlights of this earnings release. The conference call can be accessed by dialing (800) 260-8140 (domestic) or +1 (617) 614-3672 (international) and entering passcode 97648433.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and any supporting materials will be made available on the Company’s website prior to the start of the call.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters' individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available beginning three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 48011850. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac's power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability of quality raw materials and key components used in producing Generac products;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of November 10, 2006.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$123,981	$130,718
Costs of goods sold	76,804	79,300
Gross profit	47,177	51,418

Operating expenses:
Selling and service	14,305	14,312
Research and development	3,885	3,722
General and administrative	6,117	5,159
Amortization of intangibles	11,727	12,761
Total operating expenses	36,034	35,954
Income from operations	11,143	15,464

Other (expense) income:
Interest expense	(6,001)	(8,492)
Investment income	36	74
Write-off of deferred financing costs related to debt extinguishment	–	(4,180)
Other, net	(241)	(316)
Total other expense, net	(6,206)	(12,914)

Income before provision for income taxes	4,937	2,550
Provision for income taxes	93	82
Net income	4,844	2,468

Preferential distribution to:
Series A preferred stockholders	–	(2,042)
Class B common stockholders	–	(12,133)
Beneficial conversion - see note (1)	–	(140,690)
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$4,844	$(152,397)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$0.07	$(4.26)
Class B common stock	n/a	$505

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$0.07	$(4.26)
Class B common stock	n/a	$505

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,107,560	35,748,290
Class B common stock	n/a	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	67,344,349	35,748,290
Class B common stock	n/a	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter of 2010 as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,997	$78,583
Accounts and notes receivable, less allowance for doubtful accounts	62,410	63,154
Inventories	143,787	127,137
Prepaid expenses and other assets	3,800	3,645
Total current assets	299,994	272,519

Property and equipment, net	74,914	75,287

Customer lists, net	87,481	96,944
Patents, net	83,004	84,933
Other intangible assets, net	6,148	6,483
Deferred financing costs, net	5,320	5,822
Trade names	140,050	140,050
Goodwill	527,148	527,148
Other assets	259	697
Total assets	$1,224,318	$1,209,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,212	$41,809
Accrued wages and employee benefits	6,530	6,833
Other accrued liabilities	35,949	38,043
Current portion of long-term debt	24,731	–
Total current liabilities	119,422	86,685

Long-term debt	632,498	657,229
Other long-term liabilities	23,623	24,902
Total liabilities	775,543	768,816

Stockholders’ equity:
Common stock (formerly Class A non-voting common stock), par value $0.01, 500,000,000 shares authorized, 67,565,154 and 67,524,596 shares issued at March 31, 2011 and December 31, 2010, respectively	675	675
Additional paid-in capital	1,136,227	1,133,918
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(476,814)	(481,658)
Accumulated other comprehensive loss	(9,197)	(9,752)
Total stockholders’ equity	448,775	441,067
Total liabilities and stockholders’ equity	$1,224,318	$1,209,883

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Operating activities
Net income	$4,844	$2,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,936	1,891
Amortization	11,727	12,761
Write-off of deferred financing costs related to debt extinguishment	–	4,180
Amortization of deferred financing costs	502	739
Provision for losses on accounts receivable	29	(27)
Loss on disposal of property and equipment	3	–
Share-based compensation	2,000	1,246
Net changes in operating assets and liabilities:
Accounts receivable	715	1,475
Inventories	(16,650)	16,611
Other assets	283	841
Accounts payable	10,403	(5,900)
Accrued wages and employee benefits	(303)	(1,222)
Other accrued liabilities	(2,818)	(16,627)
Net cash provided by operating activities	12,671	18,436

Investing activities
Proceeds from sale of property and equipment	3	–
Expenditures for property and equipment	(1,569)	(1,564)
Net cash used in investing activities	(1,566)	(1,564)

Financing activities
Proceeds from issuance of common stock	–	248,309
Payment of long-term debt	–	(360,117)
Proceeds from exercise of stock options	309	–
Net cash provided by (used in) financing activities	309	(111,808)

Net increase (decrease) in cash and cash equivalents	11,414	(94,936)
Cash and cash equivalents at beginning of period	78,583	161,307
Cash and cash equivalents at end of period	$89,997	$66,371

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA
reconciliation	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Net income	$4,844	$2,468
Interest expense	6,001	8,492
Depreciation and amortization	13,663	14,652
Income taxes provision	93	82
Non-cash impairment and other charges (1)	446	149
Non-cash share-based compensation expense (2)	2,000	1,246
Write-off of deferred financing costs related to debt extinguishment	-	4,180
Transaction costs and credit facility fees	173	362
Other	264	201
Adjusted EBITDA	$27,484	$31,832

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for grants of stock options, restricted stock and other stock awards over their respective vesting periods.

Net income to Adjusted net income
reconciliation	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Net income	$4,844	$2,468
Provision for income taxes	93	82
Income before provision for income taxes	4,937	2,550
Amortization of intangible assets	11,727	12,761
Amortization of deferred financing costs	502	739
Write-off of deferred financing costs related to debt extinguishment	-	4,180
Adjusted net income before provision for income taxes	17,166	20,230
Cash income tax expense	(24)	(65)
Adjusted net income	$17,142	$20,165

Adjusted net income per common share - diluted (3):	$0.25	n/m

Weighted average common shares outstanding - diluted (3):	67,344,349	n/m

(3) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)

Net cash provided by operating activities	$12,671	$18,436
Expenditures for property and equipment	(1,569)	(1,564)
Free Cash Flow	$11,102	$16,872

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064